UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2011

MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10720 Sikes Place Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 815-7700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.
MedCath Corporation (the “Company”) held a Special Meeting of Stockholders on September 22, 2011 (the “Special Meeting”). The final voting results with respect to each proposal voted upon at the Special Meeting are set forth below. As of the record date for the Special Meeting, holders of a total of 20,436,291 shares of outstanding common stock were entitled to vote.
Proposal 1 — To approve (a) the sale of all or substantially all of the remaining assets of the Company prior to filing a certificate of dissolution and (b) the Company’s complete liquidation (as the term “complete liquidation” is described in Section 346(a) of the Internal Revenue code of 1986, as amended):
The stockholders approved the Company’s Proposal 1 by the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Special Meeting, as set forth below:

For	Against	Abstentions	Broker Non-Votes
18,269,139	12,408	10,915	—
Proposal 2 — To approve the dissolution of the Company and the plan of dissolution pursuant to which the Company will be dissolved:
The stockholders approved the Company’s Proposal 2 as set forth below:

For	Against	Abstentions	Broker Non-Votes
18,261,717	18,408	12,337	—
Proposal 3 — To approve a non-binding advisory vote on certain compensation and other payments to executives
The stockholders approved the Company’s Proposal 3 for the Special Meeting, as set forth below:

For	Against	Abstentions	Broker Non-Votes
14,743,525	3,527,334	21,603	—
Proposal 4 — To approve to adjourn the Special Meeting if necessary or appropriate
The stockholders approved the Company’s Proposal 4 granting the Board of Directors the authority to adjourn the meeting in its sole discretion, as set forth below:

For	Against	Abstentions	Broker Non-Votes
16,688,968	1,586,488	17,006	—
The Board of Directors determined not to exercise this authority and, as a result, there was no adjournment of the Special Meeting.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: September 27, 2011	By:	/s/ Lora Ramsey
Lora Ramsey
Chief Financial Officer